Exhibit 99

Accenture Recommends Shareholders Reject “Mini-Tender” Offer
by TRC Capital Investment Corporation

NEW YORK; Jan. 29, 2020 — Accenture (NYSE: ACN) has been notified that TRC Capital Investment Corporation (“TRC Capital”) has made an unsolicited “mini-tender” offer to purchase up to 750,000 Class A ordinary shares of Accenture plc at an offer price of $199.38 per share in cash, which is approximately 4.41 percent lower than the $208.57 per share closing price for Accenture Class A ordinary shares on January 24, 2020, the last trading day before the commencement of TRC Capital’s mini-tender offer.
Accenture does not endorse TRC Capital’s unsolicited mini-tender offer and is not associated in any way with TRC Capital, its mini-tender offer, or its mini-tender offer documents.
Accenture recommends that shareholders not tender their shares in response to TRC’s below-market offer, or, if shareholders have already tendered shares, that they withdraw their shares by providing the written notice described in the TRC Capital mini-tender offer documents prior to the expiration of the offer, currently scheduled for 12:01 a.m., New York City time, on Wednesday, February 26, 2020.
TRC Capital’s mini-tender offer seeks less than 5 percent of Accenture’s outstanding Class A ordinary shares, thereby avoiding many disclosure requirements and procedural protections of the Securities and Exchange Commission (“SEC”). The SEC has cautioned investors that some bidders make mini-tender offers at below-market prices “hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s cautionary advice to investors regarding these offers is on its website at: http://www.sec.gov/investor/pubs/minitend.htm.
Shareholders should obtain current market quotations for their Class A ordinary shares of Accenture, consult with their broker or financial advisor, and exercise caution with respect to TRC Capital’s mini-tender offer.
Accenture encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosure at http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.
Accenture requests that a copy of this press release be included with all distributions of materials relating to TRC Capital’s mini-tender offer related to Accenture Class A ordinary shares.
About Accenture
Accenture is a leading global professional services company, providing a broad range of services and solutions in strategy, consulting, digital, technology and operations. Combining unmatched experience and specialized skills across more than 40 industries and all business functions — underpinned by the world’s largest delivery network — Accenture works at the intersection of business and technology to help clients improve their performance and create sustainable value for their stakeholders. With 505,000 people serving clients in more than 120 countries, Accenture drives innovation to improve the way the world works and lives. Visit us at www.accenture.com.

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Contact:

Stacey Jones
Accenture
+1 917 452 6561
stacey.jones@accenture.com